                                                                   EXHIBIT 10.18

                     [LOGO OF HAHT SOFTWARE APPEARS HERE]


June 17, 1998

Thomas M. Mackey
159 Saddlebrook Drive
Oak Brook, IL 60523

Dear Tom:

HAHT Software is pleased to offer you the position of Vice President of Worldwide Sales with a start date of July 14, 1998. You will report to Rowland Archer, President and CEO.

Your compensation package will include:

     Base Salary                                            $175K / year
     Recoverable Draw                                         25K / year
     Commission from 0% to 100% of revenue plan               65K / year at plan
     (25K recoverable draw is included in the 65K)
     (FY99 plan is $12M)
     Bonus at 100% of revenue plan                            20K
                                                            -----
     Total annual salary at 100% of revenue plan            $260K
     Commission from 100% to 125% of revenue plan    base commission + .5%
     Commission from 125% to 150% of revenue plan    base commission +  1%
     Commission over 150% of revenue plan            base commission +  2%
     Bonus at 125% of revenue plan                           $25K
     Bonus at 150% of revenue plan                           $25K

     Stock Options:
     Base Option Grant                                       1.5%*
     Option Bonus at 100% of FY99 revenue plan               .25%*
     Option Bonus at 100% of FY2000 revenue plan             .25%*

*Option grants will be made based on Fair Market Value as estimated by the company effective July 14, 1998. Percentages will be taken against fully diluted common shares as of July 14, 1998.

HAHT Software will reimburse you for moving expenses including actual moving expenses, brokerage fees, temporary living expenses, and taxes, up to a maximum amount to be mutually agreed upon within 90 days. The reason for not setting the exact amount today is to give you time to gather some information on the expected costs for these expenses. HAHT's and your intention is to cover your reasonable costs.

These expenses will be reimbursed to HAHT if you resign from HAHT within 12 months of your start date.

You will be covered by HAHT's standard employee benefits package, which includes three weeks vacation per year. Your medical coverage will commence one month after your hire date. You should make sure you have adequate coverage of your own until then.

In the event that our business relationship proves unsatisfactory, HAHT would provide you with six months salary and continuation of benefits.

Your stock options will vest according to the following schedule:

At 12 months from start date:     25% vest
After 12 months:   monthly vesting for three years
At 48 months from start date:     100% vested

In the event of a merger or acquisition in which the majority of HAHT's equity changes ownership, if your employment is terminated within twelve months of the closing date of the acquisition or merger, HAHT will vest an additional 25% of your options.

Please sign the original of this letter and return it to Lana Michelizzi at HAHT Software. The copy is for your files.

Sincerely,                                   Accepted:


/s/ Rowland Archer                           /s/ Thomas M. Mackey
Rowland Archer                               Thomas Mackey
President and CEO